Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 2, 2021, with respect to the consolidated financial statements of Babylon Holdings Limited, included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

London, United Kingdom

August 24, 2021